LiveDeal Secures Financial Commitment From Foreign Equity Investor

LAS VEGAS, NEVADA – December 3, 2010 – LiveDeal, Inc. (NASDAQ: LIVE), a Las Vegas-based provider of Internet marketing services for small businesses, announced today that it has secured a commitment from a new investor to invest up to $200,000 in the Company over the next three months.

The new investor, a Japanese investment entity, has agreed to purchase up to $200,000 worth of newly issued common stock from LiveDeal in four installments of $50,000 each.  The number of shares to be issued by the company in each installment will depend on the average closing price of LiveDeal’s common stock for the 90-day period immediately preceding the date on which the applicable installment is completed.  The actual purchase price will be a premium to that 90-day average.  In the first installment, the company will issue 8,000 shares of common stock for an aggregate purchase price of $50,000 (equal to $6.25 per share).  The final three installments are scheduled to close on or before December 25, 2010, January 25, 2011, and February 25, 2011, respectively.

Kevin A. Hall, LiveDeal’s President and Chief Operating Officer, stated, “This equity investment will provide LiveDeal with additional working capital to fuel operations and strategic investments as we position the company for success in 2011.  We appreciate our new stockholder’s confidence in LiveDeal and our management team.”

For more information about LiveDeal’s products and services, please visit www.livedeal.com.

Forward-Looking and Cautionary Statements

This press release may include statements that constitute “forward-looking statements,” which are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts.  Forward-looking statements (including the statement above regarding the company’s prospects for success in 2011) involve risks, uncertainties and other factors that may cause actual results, performance or achievements of LiveDeal, Inc. and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements.

Forward-looking statements speak only as of the date the statement was made.  LiveDeal does not undertake and specifically declines any obligation to update any forward-looking statements.

About LiveDeal, Inc.

LiveDeal, Inc. provides local customer acquisition services for small businesses to deliver an affordable way for businesses to extend their marketing reach to local, relevant customers via the Internet.  LiveDeal delivers website creation, Search Engine Marketing (SEM), Social Media Marketing (SMM), video, and other online marketing tools as part of its InstantAgency suite of products.  These products and services are dedicated to delivering agency quality online advertising at a fraction of the price of a traditional online marketing agency.  LiveDeal is headquartered in Las Vegas, Nevada.  For more information, please visit www.livedeal.com.

Investor Relations Contact:
Larry Tomsic, Chief Financial Officer
Phone:  702-939-0230
E-mail:  ltomsic@livedeal.com